EXHIBIT 23.4

[LETTERHEAD OF BORDEN LADNER GERVAIS LLP]

June 27, 2006

Canadian Satellite Radio Holdings Inc.
Suite 2300, Canada Trust Tower
BCE Place, 161 Bay Street
Toronto, Ontario, Canada
M5J 2S1

Ladies and Gentlemen:

Re:	Canadian Satellite Radio Holdings Inc. — 12.75% Senior Notes Due February 15, 2014

We have acted as Canadian tax counsel to Canadian Satellite Radio Holdings Inc. (the “Company”), a company amalgamated under the laws of the Province of Ontario, in connection with the Company’s new 12.75% Senior Notes due February 15, 2014 (the “Exchange Notes”) in aggregate principal amount of up to US$100,000,000. The Company has filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), a Registration Statement on Form F-4 (the “Registration Statement”) relating to the Company’s offer to exchange the Exchange Notes for all of its outstanding 12.75% Senior Notes due February 15, 2014 issued on February 10, 2006 as set forth in the prospectus forming a part of the Registration Statement (the “Prospectus”).

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Borden Lander Gervais LLP

Borden Ladner Gervais LLP